EXHIBIT 99.1


Santa Rosa, CA - January 29, 2003 - North Coast Bank announced today the promotion of Raymond F. Byrne as President and CEO of North Coast Bank. Ray succeeds Kathryn Pinkard who resigned on Monday, January 27, 2003.

Edgar Deas, Chairman of the Board stated, "Ray first joined our team in 2001. His talent, experience, and knowledge of the community will help him successfully lead our bank into the future." In many ways Ray has returned to where it all began 25 years ago. As an Area Manager of Crocker Bank in 1984, he worked in the same space that comprises North Coast Bank's current headquarters. Ray currently resides in Santa Rosa with his wife, Marilyn and their three children.

North Coast Bank was organized in 1991 and has offices in Healdsburg, Windsor and Santa Rosa. North Coast Bank is an affiliate of American River Holdings (Nasdaq:AMRB), a multi-bank Holding Company. American River Bank and first source capital, both headquartered in Sacramento are also affiliates of American River Holdings as well.

Related websites: www.amrb.com, www.northcoastbank.com, www.americanriverbank.net, www.firstsourcecapital.com

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California energy shortage, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2001.



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